EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into, effective as of March 19, 1999, between DOGWOOD TREE CAPITAL CORP., a Florida corporation ("Employer"), and WILLIAM A. SHUE ("Employee").


                                 R E C I T A L S
                                 ---------------

         A. Employer desires to engage in various aspects of web development services business, including Internet based seminars and training and the up-sale of miscellaneous products and services.

         B. Employee desires to join the Employer as its President and Chief Executive Officer.

         C. To set forth the terms and conditions of his employment with the Employer, the Employee desires to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, Employer and Employee, intending to be legally bound, hereby agree as follows:


                                A G R E E M E N T
                                -----------------

         1. TERM OF EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, for a period of three (3) years starting on April 19, 1999 and terminating April 18, 2002 ("Employment Period"); provided that this Agreement shall be automatically renewed for successive one
(1) year terms unless either party elects not to renew this Agreement by delivering written notice of its election to the other party no later than ninety (90) days prior to the end of the current term. Notwithstanding anything in this Section 1 to the contrary, this Agreement may be terminated at any time in accordance with Section 6.

         2. DUTIES OF EMPLOYEE. Employee shall serve in the capacity as President and Chief Executive Officer of Employer at Employer's office in San Diego, California or Houston, Texas, or at such other place as Employer may direct; provided that Employer shall not direct or cause Employee to perform his services from an office outside of San Diego County, California, except for periods of travel that are deemed necessary for purposes of fulfilling Employee's responsibilities hereunder. Employee shall have the responsibility to generally and actively supervise and manage all the business activities and functions of the Employer and its subordinate officers, agents and employees. Except during vacation periods or in accordance with Employer's personnel policies covering executive leaves and reasonable periods of illness or other incapacitation, Employee shall devote his services to Employer's business and interests in a manner consistent with Employee's title and office and Employer's needs for his services. Employee shall perform the duties of Employee's office and those assigned to Employee by the Employer's board of directors with fidelity, to the best of Employee's ability, and in the best interest of Employer. During the term of this Agreement, the Employee shall devote his entire productive time, attention, knowledge and skill to the business and interest of the Employer as contemplated in this Agreement. The Employee further agrees to devote all of his skills and efforts to the performance of, and to perform diligently and on a timely basis, such duties as shall be assigned to the employee from time to time by the Employer's board of directors so long as such other services and duties are not inconsistent with any other term of this Agreement.

         3. COMPENSATION OF EMPLOYEE. As compensation for Employee's services hereunder, Employee shall receive a base salary of Eight Thousand Three Hundred Thirty-Three Dollars and Thirty-Four Cents ($8,333.34) per month, payable in bi-monthly installments of Four Thousand One Hundred Sixty-Six Dollars and Sixty-Seven Cents ($4,166.67) each, or a ratable portion thereof for periods of less than one-half month. Such salary shall be adjusted to reflect Employee's responsibility at such time when either the Employer has raised sufficient capital or Employer's profits can warrant such. Salary shall be adjusted to be commensurate with presidents and chief executive officers of similar public organizations but shall be no less than $200,000 per year plus company automobile. Employee shall determine the date of such adjustments by given the Board of Directors thirty (30) days' notice.

         4. EXPENSE REIMBURSEMENTS. Employee shall be reimbursed for reasonable and actual out-of-pocket expenses incurred by Employee in performance of Employee's duties and responsibilities hereunder in accordance with Employer's established personnel policy covering executive officer expense reimbursements, as such policy may be amended, revised or otherwise changed from time to time. Employee shall furnish proper vouchers and expense reports and shall be reimbursed only for those expenses which shall be reimbursable. Expenses include all business related travel, hotel, auto, meals, etc., including all expenses for Employee travel between San Diego and Houston.

         5. VACATION, SICK LEAVE, OTHER FRINGE BENEFITS, RELOCATION AND STOCK OPTIONS.

                  5.1 VACATION, SICK LEAVE AND OTHER FRINGE BENEFITS. Employee shall be entitled to two (2) weeks vacation per every twelve (12) month period of employment hereunder. Employee shall also be entitled to leaves for illness or other incapacitation as is consistent with Employee's title and Employer's needs for Employee's services, except as otherwise provided for in Section 6.2. Employee shall be entitled during Employee's employment hereunder to share or participate in such medical insurance programs or other "fringe" benefit plans or programs as shall be made available to executive officers employed by Employer generally, in accordance with Employer's established personnel policies, if any, or as established, amended, revised or otherwise changed from time to time, covering executive officer employee benefits.

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

                  5.2 RELOCATION. Employer agrees to pay all relocation expenses for Employee and his immediate family to relocate from Houston to the San Diego area. Such expenses shall follow IRS guidelines for relocation expenses and shall include but not be limited to: closing costs on sale of Employee's existing home in Houston, corporate purchase of existing home at fair market value, closing costs on purchase of new home in San Diego area, moving expenses, temporary housing, transportation, etc. Such relocation shall occur when Employer has sufficient capital. Additionally, Employer shall equalize the increase in the cost of housing from Houston to San Diego by loaning Employee the difference of the cost of similar housing. Such loan shall be secured by a second lien on the housing purchased and shall have a 15 year term with a six percent annual interest rate. All interest shall be accrued and bonused to Employee on an annual basis with all principal due in 15 years.

                  5.3 STOCK OPTIONS. Employer agrees to grant Employee 300,000 stock options at $1.00 per share to purchase Employer common stock. Such options shall be mutually agreed and are an integral part of this Employment Agreement. Employer agrees to also review Employee's performance on an annual basis for consideration of additional stock options.

         6. TERMINATION.

                  6.1 TERMINATION BY EMPLOYER FOR CAUSE. Employer may terminate this Agreement and Employee's employment hereunder for Cause (as defined herein) any time effective upon written notice to Employee. As used herein, the term "Cause" shall mean:

                           6.1.1 Habitual neglect in the performance of
Employee's material duties as set forth in Section 2 which continues uncorrected for a period of thirty (30) days after written notice thereof by Employer to Employee; or

                           6.1.2 Material negligence involving misfeasance or
nonfeasance by Employee in the performance of Employee's material duties as set forth in Section 2 which continues uncorrected for a period of thirty (30) days after written notice thereof by Employer to Employee; or

                           6.1.3 A material breach of that certain Employee
NonDisclosure and Invention Assignment Agreement entered into by Employee.

                           6.1.4 Insubordination or nonfeasance by Employee of
any material services or duties as may be assigned to Employee by the board of directors, except to the extent that such services or duties would involve a violation of law or materially expand or conflict with Employee's duties set forth in Section 2.

                  6.2 TERMINATION UPON DEATH OR DISABILITY. This Agreement and Employee's employment hereunder shall terminate upon Employee's death or Disability (as defined herein). For this purpose, "Disability" means incapacity, whether by reason of physical or mental illness or disability, which prevents Employee from substantially performing Employee's material duties as set forth in Section 2 for six (6) months, or for shorter periods aggregating six (6) months in any twelve (12) successive calendar months. Upon termination for

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

Disability, unless Employer shall have in force a disability insurance policy providing for benefits in an amount at least equal to the benefits provided in this Section 6.2, upon termination for Disability, Employer shall continue to pay the base compensation payments pursuant to Section 3 to the Employee's court appointed conservator until the date six (6) months following the effective date of Disability. Upon termination for death, Employer shall continue to pay the base compensation payments pursuant to Section 3 to the surviving spouse of Employee (or if there is none to Employee's estate) until the date six (6) months following the date of death. Termination for death shall become effective upon the occurrence of such event and termination for Disability shall become effective upon written notice by Employer to Employee.

                  6.3 TERMINATION BY EMPLOYEE. Employee at his sole option may elect to terminate this Agreement if the Company has not received two million dollars ($2,000,000) in cash equity (purchase of common stock) on or before June 30, 1999. Employee shall give the board of directors of the Company, written notice to terminate this Agreement by August 31, 1999 and such termination shall become effective immediately.

                  6.4 EVENTS UPON TERMINATION. The termination of this Agreement pursuant to Section 6 shall also result in the termination of all rights and benefits of Employee under this Agreement except for any rights to compensation accrued under Section 3 prior to the date of termination or rights to expense reimbursement under Section 4 and, upon death of Disability as provided in
Section 6.2, the rights provided in Section 6.2 hereof.

         7. EMPLOYEE'S REPRESENTATIONS. Employee represents and warrants that Employee is free to enter into this Agreement and to perform each of the provisions contained herein. Employee represents and warrants that Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that Employee's execution and performance of this Agreement is not a violation or breach of any agreement between Employee and any other person or entity.

         8. INDEMNIFICATION. Employer agrees to forever indemnify and hold Employee harmless from and against any and all liability, loss, costs, claims or expenses (including, without limitation, reasonable attorney fees and disbursements) arising out of or relating to any claim brought by any party (including, without limitation, any governmental agency) relating to Employee's employment with Employer, Employee's lawful duties and activities in respect thereto, or the business of Employer.

         9. GENERAL PROVISIONS.

                  9.1 SEVERABLE PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

                  9.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations of Employee or the Company hereunder shall be assignable.

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

                  9.3 NOTICES. Any notice to be given to Employer under the terms of this Agreement shall be addressed to Employer at the address of Employer's principal place of business, and any notice to be given to Employee shall be addressed to Employee at his home address last shown on the records of Employer, or at such other address as either party may hereafter designate in writing to the other. Any notice required or permitted under this Agreement shall be in writing and shall be deemed effective: (i) upon receipt in the event of delivery by hand, including delivery made by private delivery or overnight mail service where either the recipient or delivery agent executes a written receipt or confirmation of delivery; or (ii) 48 hours after deposited in the United States mail, registered or certified mail, return receipt requested, postage prepaid.

                  9.4 WAIVER. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

                  9.5 ENTIRE AGREEMENT; AMENDMENTS. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to the employment of Employee by Employer. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement will be effective only if it is in writing signed by the party to be charged.

                  9.6 TITLES AND HEADINGS. Titles and headings to sections of this Agreement are for the purpose of reference only and shall in no way limit, define or otherwise affect the interpretation or construction of such provisions.

                  9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

"EMPLOYEE"                                                    "EMPLOYER"

                                                     DOGWOOD TREE CAPITAL CORP.,


/s/ William A. Shue                                  By: /S/
----------------------------                            ------------------------
William A. Shue


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